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                                                                    EXHIBIT 99.1

AMKOR TECHNOLOGY SELLS $225 MILLION OF 5% CONVERTIBLE SUBORDINATED NOTES

     WEST CHESTER, Pa.--March 17, 2000--Amkor Technology, Inc. (Nasdaq:AMKR) announced today that it has agreed to privately place $225 million aggregate principal amount (excluding any over-allotments) of 5% 144A convertible subordinated notes due 2007. The notes will be convertible into Amkor Common Stock at a conversion price of $57.34 per share. The company has granted the initial purchasers of the notes a 30-day option to purchase additional notes to cover over-allotments, if any. The net proceeds of the offering will be used to partially fund the acquisition of three semiconductor packaging factories from Anam Semiconductor, Inc. This announcement is neither an offer to sell nor a solicitation to buy any of these securities. The securities will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Contact:
Amkor Technology, Inc.
Jeffrey Luth
610/431-9600 ext. 5613